AMENDMENT TO THE
ETF SERIES SOLUTIONS
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT effective as of the 1st day of September, 2017, to the Transfer Agent Servicing Agreement, dated as of May 16, 2012, as amended (the “Agreement”), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds and fees; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of ETF Series Solutions:

Exhibit T, the AAM S&P 500 High Dividend Value ETF and AAM S&P Emerging Markets High Dividend Value ETF, is hereby added and attached hereto.

This amendment will become effective upon the commencement of operations of the AAM S&P 500 High Dividend Value ETF and AAM S&P Emerging Markets High Dividend Value ETF. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael D. Barolsky	By: /s/ Joseph Neuberger
Name: Michael D. Barolsky	Name: Joseph Neuberger
Title: Vice President and Secretary	Title: Executive Vice President

Exhibit T to the ETF Series Solutions Transfer Agent Servicing Agreement -

AAM S&P 500 High Dividend Value ETF
AAM S&P Emerging Markets High Dividend Value ETF
Base Fee for Accounting, Administration, and Transfer Agent Services
The following reflects the greater of the basis point fee or annual minimum for funds listed on Schedule A.

Note: Year 1 minimum fee for Funds 1-5 will be discounted by 50% for the first 6 months of service starting on the launch date of each Fund.1

Administration, Accounting, TA	Basis Points on AUM				Annual Minimum per Fund[2]
	First $250m	Next $250m	Next $500m	Balance	Funds 1-5 $[ ]	Funds 6-10 $[ ]	Fund 11 and above $[ ]
	[ ]	[ ]	[ ]	[ ]

See APPENDIX A for Services and Associated Fees in addition to the Base Fee
See APPENDIX B for OPTIONAL Supplemental Services and Associated Fees

APPENDIX A
Accounting, Administration, TA Services in addition to the Base Fee1
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
▪	$[ ] - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
▪	$[ ] - Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
▪	$[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[ ] - Bank Loans
▪	$[ ] - Swaptions
▪	$[ ] - Credit Default Swaps
▪	$[ ] per Month Manual Security Pricing (>25 per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services
Fee for IDC data used to monitor corporate actions
▪	$[ ] per Foreign Equity Security per Month
▪	$[ ] per Domestic Equity Security per Month
▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
External Audit and Tax (Estimate: subject to Audit firm approval, additional fees may apply)
▪	$[ ] base fee for domestic equity ETF
▪	$[ ] base fee for international equity ETF
▪	$[ ] base fee for tax services
External Trust Counsel (Estimate: subject to external counsel approval)
▪	$[ ] per ETF
ESS Trust Chief Compliance Officer Annual Fee (subject to board approval)
▪	$[ ] for the first fund
▪	$[ ] for each additional fund
▪	$[ ] per sub-advisor per fund
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
▪	$[ ] per security per month
Section 15(c) Reporting
Add the following for fund administration services and data charges necessary to compile SEC required “peer reporting” information.
▪	$[ ] per fund per report
Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements: (Final Fee(s) subject to USBFS legal team review and approval)
▪	$[ ] first fund
▪	$[ ] each additional fund up to 5 funds
▪	Fees negotiated for funds 6+

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.

1 Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

APPENDIX B
OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance
Daily Compliance Services
▪	Base fee – $[ ] per fund per year
▪	Setup – $[ ] per fund group
Section 18 Daily Compliance Testing (for derivatives and leverage)
▪	$[ ] set up fee per fund complex
▪	$[ ] per fund per month
Customized Benchmarking
▪	Negotiated based upon specific requirements
Outbound Calling & Marketing Campaigns
▪	Cost based on project requirements

Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

Advisor’s Signature below acknowledges approval of the schedules on this Exhibit T.

Advisors Asset Management, Inc.
By: /s/ Lance McGray
Printed Name: Lance McGray
Title: MD – Head of ETF Products	Date: 9/28/17